STRATUS PROPERTIES INC. REPORTS

SECOND-QUARTER AND SIX MONTHS 200 3 RESULTS

AND RECENT DEVELOPMENTS

HIGHLIGHTS

In July 2003, Stratus sold a 1.5-acre retail tract at its Circle C development for $1.2 million.

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In July 2003, Barton Creek Municipal Utility District No. 4 issued $5.0 million in revenue bonds, approximately $4.0 million of which is to be paid to Stratus during the third quarter of 2003 as reimbursement for a portion of Stratus’ previous infrastructure work within the Barton Creek community.

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On August 1, 2003, Stratus sold all of its 142 acres of residential real estate within the Lantana development in southwest Austin for $4.6 million.

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Amended the $30 million bank credit facility with Comerica Bank-Texas effective June 30, 2003 to extend the maturity for the $25 million revolver from April 2004 to May 2005 and for the $5 million term loan to November 2005.

	Second Quarter		Six Months
	200 3	200 2	200 3	200 2
	(In thousands, except per share amounts)
Revenues	$1,499	$3,571	$4,195	$5,321
Operating income (loss)	(1,042)	452	(1,193)	(88)
Equity in unconsolidated affiliates’ income (loss)	29	(46)	29	372
Net income	(1,161)	376	(1,501)	742
Discount on purchase of mandatorily redeemable preferred stock	-	-	-	2,367
Net income attributable to common stock	(1,161)	376	(1,501)	3,109

Diluted net income per share	$(0.16)	$0.05	$(0.21)	$0.41

Diluted average shares outstanding	7,123	7,261	7,123	7,535

AUSTIN, TX.,  August 5 , 200 3 – Stratus Properties Inc. (NASDAQ:STRS) reported a net loss of $1.2 million, $0.16 per share, for the second quarter of 2003 compared to net income of $ 0.4 million, $0. 05 per share, for the second quarter of 200 2.   For the six months ended June 30, 2003, Stratus reported a net loss of $1.5 million, $0.21 per share, compared with net income attributable to common stock of $ 0.7 million, $0. 41 per share for the six months ended June 30, 200 2.  Net income attributable to common shareholders for 2002 included the $2.4 million discount on the repurchase of Stratus’ $10.0 million of mandatorily redeemable preferred stock in February 2002.  The discount, which was recorded as capital-in-excess of par value within the equity portion of Stratus’ balance sheet, is required to be considered in the determination of earnings per share under current accounting standards.

Revenues. Stratus’ revenues for the second quarter of 2003 totaled $1.5 million, which included $0.9 million of rental income associated with Stratus’ three office buildings and $0.1 million for the sale of the last remaining Wimberly Lane subdivision residential lot within the Barton Creek community in Austin.   During the second quarter of 2003, Stratus had other revenue totaling $0.5 million, which included management fees and sales commissions totaling $0.3 million.    Stratus also sold to third parties $0.2 million of its development incentives, which were granted to Stratus by the City of Austin in August 2002 in accordance with the Circle C Development Agreement.

  Stratus’ revenues for the second quarter of 2002 totaled $3.6 million.  Stratus’ revenues during the second quarter of 2002 included the sale of 19 acres of multi-family real estate in San Antonio, Texas for $1.9 million, the initial two residential lot sales at the Mirador subdivision within the Barton Creek community in Austin, Texas for $0.7 million and management fees and sales commissions totaling $0.3 million.  Stratus also received rental income of $0.7 million associated with its two 7000 West office buildings in the Lantana project in southwest Austin.

                  Several transactions concluded subsequent to June 30, 2003 will positively affect our third-quarter 2003 earnings and cash flows.  In July 2003, Stratus sold a 1.5-acre retail tract in its Circle C development for $1.2 million and on August 1, 2003, Stratus sold to a single purchaser its entire 142 acres of residential real estate within the Lantana development in southwest Austin for $4.6 million.   In July 2003, Barton Creek Municipal Utility District No. 4 issued $5.0 million in bonds, of which Stratus expects to receive approximately $4.0 million during the third quarter of 2003 representing a partial reimbursement of its previous infrastructure expenditures within the Barton Creek community.  Stratus plans to use the proceeds from these transactions to fund its operations and reduce its debt.

Comerica Bank Facility.   Stratus is also taking steps to further enhance its financial flexibility.  Effective June 30, 2003, Stratus entered into an agreement with Comerica Bank-Texas to amend certain terms of its $30.0 million bank credit facility.   Under terms of the amendment, the maturity of the $25.0 million revolving credit and $5.0 million term loan components of the facility have been extended from April 2004 until May 2005 for the revolver and until November 2005 for the term loan.  Also, the interest reserve requirement, which at June 30, 2003 would have represented a reduction of $1.6 million of borrowing availability under the revolver, was eliminated.

Development Activities.    During the second quarter of 2003, Stratus commenced development of the initial phase of the “Calera Drive” subdivision within the Barton Creek community, which includes 17 courtyard homes on 19 acres.  The second phase of Calera Drive, consisting of 53 single-family lots, has received final plat and construction permit approval.  Construction of the lots, many of which adjoin the Fazio Canyons Golf Course, is expected to begin in 2004.  Development of the last phase of Calera Drive, which will include approximately 70 single-family lots, is not expected to commence until after 2004.

Stratus has also commenced development activities in the Circle C development, based on the entitlements set forth in its 2002 Circle C Development Agreement with the City of Austin.  The preliminary plan has now been filed for Meridian, an 800 lot residential development at Circle C.  In addition, several retail site plans at Circle C are currently proceeding through the approval process.  The 2002 Agreement permits development of approximately one million square feet of commercial space, 900 multi-family units, and 830 single-family residential lots.

Lakeway Project.  In January 2001, Stratus invested $2.0 million in the Schramm Ranch development at the Lakeway project near Austin, Texas.  Since that time, Stratus has been the manager and developer of the 552-acre Schramm Ranch tract, receiving both management fees and sales commissions for its services.  In the second quarter of 2001, Stratus negotiated the sale of substantially all of the Schramm Ranch property to a single purchaser in four planned phases.  By mid-year 2002, all four of the planned sales installments were completed and all that remained at the Schramm Ranch tract was a 5-acre commercial site.  During the second quarter of 2003, Stratus sold the 5-acre commercial site for $0.7 million, and received $0.3 million representing its 40 percent share of the net proceeds.   On a cumulative basis Stratus received a total of $2.9 million of cash distributions, excluding sales commissions and management fees, from its involvement in the Schramm Ranch development, which represents the full return of its $2.0 million investment and $0.9 million of income.

Stratus is a diversified real estate company engaged in the development, marketing and management of real estate in the Austin, Texas area.

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CAUTIONARY STATEMENT.   This press release contains certain forward-looking statements regarding sales and development and expected reimbursements of infrastructure expenditures.  Important factors that might cause future results to differ from those projections include refinancing agreements, regulatory approvals and environmental regulations are described in more detail in Stratus’ 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available by calling 1-800-469-1255 or on our web site at http://www.stratusprop erties ..com.

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STRATUS PROPERTIES INC.

STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
	(In Thousands, Except Per Share Amounts)
Revenues:
Real estate	$55	$2,615	$1,335	$3,640
Rental income [a]	940	652	1,848	914
Other	504	310	1,012	767
Total revenues	1,499	3,577	4,195	5,321
Cost of sales:
Real estate, net	578	1,282	1,475	2,173
Rental	578	439	1,149 [a]	553	[a]
Depreciation and amortization	332	231	649 [a]	327	[a]
Total cost of sales	1,488	1,952	3,273	3,053
General and administrative expenses	1,053	1,173	2,115	2,356
Total costs and expenses	2,541	3,125	5,388	5,409
Operating income (loss)	(1,042)	452	(1,193)	(88)
Interest expense, net	(185)	(164)	(472)	(212)
Interest income	37	134	135	384
Equity in unconsolidated affiliates’ income (loss)	29	(46)	29	372	[b]
Other income	-	-	-	286	[c]
Net income (loss)	$(1,161)	$376	$(1,501)	$742

Reconciliation of net income (loss) to net income (loss) attributable to common stock:
Net income (loss)	$(1,161)	$376	$(1,501)	$742
Discount on purchase of mandatorily redeemable preferred stock	-	-	-	2,367	[d]
Net income (loss) attributable to common stock	$(1,161)	$376	$(1,501)	$3,109

Net income (loss) per share of common stock:
Basic	($0.16)	$0.05	($0.21)	$0.44
Diluted	($0.16)	$0.05	($0.21)	$0.41

Average shares outstanding:
Basic	7,123	7,116	7,123	7,115
Diluted	7,123	7,261	7,123	7,535

a.

Results during the three- month and six-month 2003 periods include the income and expenses for the two office buildings acquired from Olympus Real Estate Corporation in February 2002, as well as the result of the 7500 Rialto Drive Office building, where construction was substantially completed during the third quarter of 2002.

b.

Primarily reflects income (loss) associated with Schramm Ranch tract sales.

c.

Represents the gain on the sale of Stratus’ 49.9 percent interest in the Walden Partnership to Olympus in February 2002.

d.

In connection with the transactions that concluded its relationship with Olympus, Stratus purchased its $10.0 million of mandatorily redeemable preferred stock held by Olympus for $7.6 million.  Accounting standards require that this amount be included in net income attributable to common shareholders.

STRATUS PROPERTIES INC.

CONDENSED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2003	2002
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $0.3 million and $0.4 million, respectively	$1,929	$1,361
Accounts receivable	529	654
Current portion of notes receivable from property sales	60	60
Prepaid expenses	106	146
Total current assets	2,624	2,221
Real estate and facilities, net	115,454	110,761
Rental properties, net	22,505	22,422
Investments in and advances to unconsolidated affiliates	-	191
Notes receivable from property sales, net of current position	1,489	2,103
Other assets	1,872	1,742
Total assets	$143,944	$139,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,687	$1,663
Accrued interest, property taxes and other	2,085	3,067
Current portion of borrowings outstanding	434	2,316
Total current liabilities	4,206	7,046
Long-term debt	51,282	42,483
Other liabilities	3,283	3,292
Stockholders' equity	85,173	86,619
Total liabilities and stockholders' equity	$143,944	$139,440

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STRATUS PROPERTIES INC.

STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(1,501)	$742
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	649	327
Cost of real estate sold	339	955
Equity in unconsolidated affiliates’ (income) loss	(29)	(372)
Gain on sale of Stratus’ 50 percent interest in Walden Partnership	-	(286)
Amortization of deferred compensation	59	20
(Increase) decrease in working capital:
Accounts receivable and other	165	1,348
Accounts payable and accrued liabilities	(966)	(735)
Long-term receivable and other	475	1,106
Distribution of unconsolidated affiliates’ income	29	278
Net cash (used in) provided by operating activities	(780)	3,383

Cash flow from investing activities:
Real estate and facilities, net of cost of real estate sold	(5,764)	(6,445)
Net cash acquired from Barton Creek and 7000 West Joint Ventures	-	1,067
Proceeds from the sale of Stratus’ 50 percent interest in the Walden Partnership	-	3,141
Acquisition of Olympus’ interest in the Barton Creek and 7000 West Joint Ventures	-	(3,858)
Investment in Lakeway Project	191	505
Net cash used in investing activities	(5,573)	(5,590)

Cash flow from financing activities:
Borrowings under revolving credit facility, net	9,494	2,912
Borrowings on term loan component of credit facility	-	4,645
Payments on term loan portion on credit facility	(493)	(432)
Proceeds from (payments on) 7500 Rialto project loan	(1,431)	1,781
Payments on 7000 West project loan	(653)	(64)
Repurchase of mandatorily redeemable preferred stock	-	(7,633)
Exercise of stock options and other	4	47
Net cash provided by financing activities	6,921	1,256
Net increase (decrease) in cash and cash equivalents	568	(951)
Cash and cash equivalents at beginning of year	1,361	3,705
Cash and cash equivalents at end of period	1,929	2,754
Less cash restricted as to use	(266)	(2,045)
Unrestricted cash and cash equivalents at end of period	$1,663	$709

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